Exhibit 18

January 27, 2023
Jefferies Financial Group Inc.
520 Madison Avenue
New York, New York 10022

Dear Sirs/Madams:

We have audited the consolidated financial statements of Jefferies Financial Group Inc. and subsidiaries (the “Company”) as of November 30, 2022 and 2021, and for each of the three years in the period ended November 30, 2022, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated January 27, 2023, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting for secondary loan trading from the trade date basis method to the settlement date basis method. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended November 30, 2022, of a change in accounting principle for secondary loan trading from the trade date basis method to the settlement date basis method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York
January 27, 2023